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                                                                      Exhibit 99


For Immediate Release           For Further Information Contact:
Friday, May 19, 2000            Robert E. Phaneuf
                                Vice President - Corporate Development
                                (918) 592-0101


             VINTAGE PETROLEUM ANNOUNCES ARGENTINA'S  SUPREME COURT
                 DECISION IN FAVOR OF PROVINCIAL ROYALTY CLAIM

     Tulsa, Oklahoma - Vintage Petroleum, Inc. announced it received notice today of an adverse decision by the Corte Suprema de Justicia de la Nacion (Supreme Court of Justice of the Argentine Republic, Buenos Aires, Argentina) in an administrative dispute over the appropriate rate of royalty due on certain of its oil production. As previously disclosed, Vintage and its predecessors in title have been paying royalties at an eight percent rate on certain of its concessions whereas the Province of Santa Cruz claimed that a rate of 12 percent should apply.

     Vintage estimates that the court's decision will result in a one-time, after-tax charge to earnings in the second quarter of approximately $16.3 million ($25 million pre-tax) or $0.25 per share. Further, the company believes that it is entitled to indemnification by a third party for approximately $4.3 million with respect to the decision. The company anticipates funding required payments from year 2000 cash flow. The estimated impact of the decision on the company's Argentina production, reserves and present value is immaterial.

Forward-Looking Statements

     This release includes certain statements that may be deemed to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this release, other than statements of historical facts, that address future production, the estimated impact of the decision and events or developments that the company expects are

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forward-looking statements. Although Vintage believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance and actual results or developments may differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially from those in forward-looking statements include oil and gas prices, exploitation and exploration successes, continued availability of capital and financing, and general economic, market or business conditions.

     Vintage Petroleum, Inc. is an independent energy company engaged in the acquisition, exploitation, exploration and development of oil and gas properties and the marketing of natural gas and crude oil. Company headquarters are in Tulsa, Oklahoma, and its common shares are traded on the New York Stock Exchange under the symbol VPI.

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